Exhibit 10.2

Term Sheet re: Transaction Expense Advance Amendment

Transaction:
SRKP 15, Inc., prior to the Reverse Merger referred to below, will directly fund certain fees and expenses on behalf of the Borrower in advance of and for the purpose of facilitating the Reverse Merger transaction.

Lender:	SRKP 15, Inc., a Delaware corporation (“SRKP 15”).
Borrower:	Baoqing Non-GM Organic Food Co. Ltd. (the “Company”).
Amount:	Up to $315,000, but in no event greater than the total Qualified Expenses actually incurred by the Company prior to the closing of the Reverse Merger transaction.
Repayment Terms:
Funds disbursed under this facility will be promptly repayable to SRKP 15 (a) upon closing of the Reverse Merger, or (b) upon termination of the Reverse Merger transaction if such termination was due to the Company’s (i) failure to satisfy due diligence investigations of the placement agent or underwriter, (ii) failure to provide proper legal opinions necessary to close the Reverse Merger, or (iii) ineligibility to close the Reverse Merger for any other reason.

Funds disbursed under this facility shall not be repayable to SRKP 15 in the event that the Reverse Merger transaction is terminated due to failure or fault of the placement agent or underwriter.

At the option of SRKP 15, SRKP 15 can opt not to be paid back at the time of the RTO closing, and receive three percent (3%) warrants, as stated in the original term sheet dated January 22, 2008 or SRKP 15 can opt to be paid back and receive two percent (2%) warrants at the time of the RTO closing.

If there is any conflict between the original term sheet and the term sheet amendment, the term sheet amendment will supersede the original term sheet.

AGREED AND SIGNED UPON January 22, 2008

By:	/s/ Mr. Long Zhao
Mr. Long Zhao
Director, Baoqing Non-GM Organic Food Co. Ltd.

By:	/s/ Mr. Richard Rappaport
Mr. Richard Rappaport
President, SRKP 15